SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)             March 11, 2002

                                                       LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

   Delaware                                              1-7677                                               73-1015226
 (State or other                                    (Commission File                                  (IRS Employer
jurisdiction of                                      Number)                                               Identification No.)
 incorporation)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma                                     73107
 (Address of principal executive offices)                                                              (Zip Code)

Registrant's telephone number, including area code (405) 235-4546

                                                               Not applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

     The holders of the Company's $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the "$3.25 Preferred") have elected two new members of the Company's Board of Directors, Dr. Allen Ford and Mr. Grant Donovan, as permitted pursuant to the terms of the $3.25 Preferred. The election of Dr. Ford and Mr. Donovan increases the number of directors from 10 to 12.

     The terms of the $3.25 Preferred provide that whenever dividends on the $3.25 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends: (i) the number of members of the Board of Directors of the Company shall be increased by two effective as of the time of election of such directors; (ii) the Company shall, upon the written request of the record holder of 10% of the shares of $3.25 Preferred, call a special meeting of the Preferred Stockholders for the purpose of electing such two additional directors; and (iii) the Preferred Stockholders have the exclusive right to vote for and elect such two additional directors. At the request of Jayhawk Capital Management, L.L.C. ("Jayhawk"), a special meeting of the holders of the $3.25 Preferred was called on February 26, 2002 for the purpose of electing the two additional directors to the Company's Board of Directors. The special meeting was held on March 11, 2002. Jayhawk owns beneficially and of record 324,850 shares of the $3.25 Preferred, representing approximately 52.1% of the issued and outstanding $3.25 Preferred (excluding shares of the $3.25 Preferred owned by the Company and its subsidiaries).

     Dr. Ford's and Mr. Donovan's service as directors began March 11, 2002. The terms of the $3.25 Preferred provide that (i) the right of the holders of the $3.25 Preferred to vote for such two additional directors shall terminate, subject to re-vesting in the event of a subsequent similar arrearage, when all cumulative and unpaid dividends on the $3.25 Preferred have been declared and set apart for payment; and (ii) pursuant to the terms of the $3.25 Preferred, the term of office will terminate immediately upon the termination of the right of the $3.25 Preferred holders to vote for such two additional directors, subject to the requirements of Delaware law. The $3.25 Preferred holders have the right to remove without cause at any time and replace either of the two directors that the $3.25 Preferred holders have elected.

     The following is certain biographical information regarding Dr. Ford and Mr. Donovan which was provided by Jayhawk. The Company has not verified the information provided by Jayhawk and, therefore, makes no representation as to the accuracy of such information.

Dr. Allen Ford

Dr. Allen Ford, age 59, joined the University of Kansas in 1976. He received his Ph.D. in Accounting from the University of Arkansas. Dr. Ford's teaching and research duties focus mainly on taxation. In his 24 years of teaching at the University of Kansas, Professor Ford has won several teaching awards and is the KPMG Peat Marwick Distinguished Professor of Accounting. Dr. Ford teaches the following courses in taxation: individual, corporate, partnership, S corporation, gift and estate tax, tax incentives for economic development, and tax policy. He is active in professional organizations such as the American Taxation

Association and the American Accounting Association. His particular areas of expertise are gift and estate tax, tax incentives for economic development, and tax policy. Dr. Ford owns 100 shares of the $3.25 Preferred.

Grant Donovan

Mr. Donovan, age 45, is President and founder of Galehead, Inc. a company specializing in the collections of accounts receivable in the international maritime trade business. Prior to forming Galehead, Inc., Mr. Donovan was a partner in a real estate development firm specializing in revitalizing functionally obsolete industrial buildings. Mr. Donovan received his MBA from Stanford University and his undergraduate degree in Civil Engineering from the University of Vermont. He currently is on the board of directors of Engender Health, a 50 year old international aid organization focused on improving women's healthcare. Mr. Donovan owns 14,700 shares of the Company's common stock and 7,200 shares of the $3.25 Preferred.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2002.

                                                                                  LSB INDUSTRIES, INC.

                                                                                 By:   /s/ Tony M. Shelby
                                                                                       Tony M. Shelby,
                                                                                       Senior Vice President and
                                                                                       Chief Financial Officer